EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-147483) of Douglas Emmett, Inc.,

(2)	Registration Statement (Form S-3 No. 333-167431) of Douglas Emmett, Inc., and

(3)	Registration Statement (Form S-8 No. 333-148268) pertaining to the Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan;

of our reports dated February 24, 2012, with respect to (i) the consolidated financial statements and schedule of Douglas Emmett, Inc.; (ii) the effectiveness of internal control over financial reporting of Douglas Emmett, Inc.; and (iii) the consolidated financial statements of Douglas Emmett Fund X, LLC, all included in this Annual Report (Form 10-K) of Douglas Emmett, Inc. for the year ended December 31, 2011.

        /s/ Ernst & Young LLP

Los Angeles, California
February 24, 2012